Exhibit 10.16

CHS, INC.
SPECIAL SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

ARTICLE I
INTRODUCTION

     Section 1.1. Adoption. CHS, Inc. (“CHS”) hereby adopts the CHS, Inc. Special Supplemental Executive Retirement Plan (the “Plan”) effective this          day of          , 2003, for the purpose of providing benefits for certain of its employees who are part of a select group of management or highly compensated employees.

     Section 1.2. Purpose. The purpose of this Plan is to provide specified benefits to a select group of senior management and highly compensated employees who contribute materially to the continued growth, development and future business success of CHS. This Plan shall be unfunded for tax purposes and for purpose of Title I of the Employee Retirement Income Security Act of 1974, as amended from time to time (ERISA).

ARTICLE II
DEFINITIONS AND INTERPRETATION

     Section 2.1. Definitions. When used in this Plan document, the following terms have the meanings indicated unless a different meaning is plainly required by the context.

     “Account” means an account established for a Participant under the terms of the Plan.

     “Administrator” means the person or persons appointed by CHS (or its Board) to administer the Plan. If CHS does not appoint an Administrator, the Board will be the Administrator.

     “Annual Incentive Pay” means the annual incentive pay paid to a Participant pursuant to the Annual Incentive Plan.

     “Annual Incentive Plan” means the Cenex Harvest States Cooperatives Annual Incentive Plan dated                          ,                           .

     “Base Pay” means the annual compensation, excluding bonuses, commissions, overtime, relocation expenses, incentive payments, non-monetary awards, fringe benefits, retainers, directors fees and other fees, severance allowances, pay in lieu of vacations, insurance premiums paid by CHS, insurance benefits paid to the Participant or his Beneficiary, CHS contributions to qualified or nonqualified plans, automobile and other allowances paid to a Participant for services rendered. Base Pay will be calculated prior to reduction for compensation voluntarily deferred or contributed by the Participant for qualified or nonqualified plans and will include amounts not otherwise included in the Participant’s gross income under Code Sections 125, 401(k), 402(e)(3), 402(h), or 403(b).

     “Beneficiary” means the person, persons or entity designated in writing by the Participant on forms provided by the Administrator to receive distribution of certain death benefits under the Plan in the event of the Participant’s death. A Participant may change the designated Beneficiary from time to time by filing a new written designation with the Administrator, and such designation shall be effective upon receipt by the Administrator. If a Participant has not designated a Beneficiary, or if a designated Beneficiary is not living or in existence at the time of a Participant’s death, any death benefits payable under the Plan shall be paid to the Participant’s spouse, if then living, and if the Participant’s spouse is not then living, to the Participant’s estate.

     “Board” means the Board of Directors of CHS.

     “Change of Control” means the first to occur of either of the following events:

     (a) Date that any one person, or group of persons acting as a group, acquires ownership of shares of CHS that, together with shares already held by the person or group, possesses more than fifty percent (50%) of the total voting power of CHS shares. However, the acquisition of additional shares by the same person or group is not considered a change of control.

     (b) CHS sells to an unrelated third party or parties (at one time or within any two-year period) one third of the fair market value of its assets and the assets of its wholly owned subsidiaries.

     “CHS” means CHS, Inc.

     “Code” means the Internal Revenue Code of 1986, as amended.

     “Committee” means the committee of CHS as described in Section 6.3 of the Plan.

     “ERISA” means the Employee Retirement Income Security At of 1974, as amended.

     “Participant” means a person who has satisfied the requirements of Section 2.1.

     “Plan” means the CHS, Inc. Special Supplemental Executive Retirement Plan as it may be amended from time to time.

     “Plan Year” means the twelve (12) month period that begins on                          , and ends on                          .

     “Total Disability” means total disability as defined by CHS long-term disability plan.

     “Year of Service” means a Plan Year during which a Participant is continuously employed by CHS.

     Section 2.2. Performance of Obligations. CHS agrees to perform its obligations in accordance with the Plan.

     Section 2.3. Gender and Number. The singular form of any word will include the plural and the masculine gender will include the feminine wherever necessary for the proper interpretation of this Plan.

ARTICLE III
PARTICIPATION

     Section 3.1. Eligibility and Participation. The Chief Executive Officer of CHS as of the effective date of this Plan will be eligible to participate in this Plan on the date designated by the Board. The Board may from time to time designate additional executives for inclusion in the Plan in its sole discretion.

     Section 3.2. Status as Participant. A person who becomes a Participant will remain a Participant in the Plan until all benefits payable to such person under the Plan have been distributed.

ARTICLE IV
SUPPLEMENTAL RETIREMENT BENEFIT

     Section 4.1. Amount of Benefit. A supplemental retirement benefit will be payable to a Participant under this Article IV. The amount of the Participant’s benefit under the Plan shall be the sum of all amounts credited to an Account established in the Participant’s name under this Article IV.

     Section 4.2. Account. CHS shall establish and maintain an Account for each Participant to which amounts will be credited under this Section 4.2. Each Participant’s Account shall be a separate bookkeeping account established and maintained for the Participant representing separate unfunded and unsecured general obligations of CHS with respect to the Participant and to which are credited the amounts determined in accordance with this Section 4.2.

     (a) Base Benefit Amount. As of the end of each Plan Year for which a Participant completes a Year of Service, an amount will be credited to the Participant’s Account equal to the amount set forth in Schedule A, which shall be attached to this Plan and incorporated herein, for the Plan Year for which such Year of Service was completed. Any amounts not so credited to the Participant’s Account for any Plan Year due to the Participant’s death, Total Disability, termination of employment or a Change of Control will be forfeited. After the amounts set forth in Schedule A have been so credited to the Participant’s Account or forfeited pursuant to this subsection (a), no further amounts shall be credited to the Participant’s Account under this subsection (a).

     (b) Performance-based Amount. As of the end of each Plan Year for which a Participant completes a Year of Service, an amount will be credited to the Participant’s Account equal to an amount not to exceed the amount set forth in Schedule B, which shall be attached to this Plan and incorporated herein, for the Plan Year for which such Year of Service was completed. If an amount shall be credited to a Participant’s Account for any Plan Year pursuant to this subsection (b), such amount will be determined by the Board or Committee, provided the authority for making such determination has been so delegated to the Committee, based on the Participant’s performance for the Plan Year for which such determination is made pursuant to the performance standards under the Annual Incentive Plan. By way of example, if a Participant receives sixty percent (60%) of his or her maximum Annual Incentive Pay for a particular year pursuant to the Annual Incentive Plan, an amount equal to sixty percent (60%) of the amount set forth in Schedule B for the Plan Year for which such determination is made will be credited to the Participant’s Account under this Plan. Any amounts not so credited to the Participant’s Account for any Plan Year due to the Participant’s death, Total Disability, termination of employment or a Change of Control will be forfeited. After the appropriate percentage of the amounts set forth in Schedule B have been so credited to the Participant’s Account or forfeited pursuant to this subsection (b), no further amounts shall be credited to the Participant’s Account under this subsection (b).

     (c) Earnings. As of the end of each Plan Year, the amount credited to each Participant’s Account will be adjusted by an amount equal to the product of: (i) an interest rate of eight percent (8%), and (ii) the balance in the Participant’s Account prior to the credit of any amounts for the immediately following Plan Year pursuant to Section 4.2 (a) or (b) (i.e., the opening account balance).

     Section 4.3. Vesting. For purposes of conceptually determining the benefit that may be payable to a Participant under the Plan, the Participant’s interest in the Plan shall at all times be fully vested.

ARTICLE V
DISTRIBUTIONS

     Section 5.1. Commencement of Benefits. Subject to Sections 5.3, 5.4 and 5.6 of this Plan, benefits under the Plan will be distributed beginning on the first day of the sixth (6th) month of the Plan Year following the earliest to occur of the Participant’s death, Total Disability, or termination of employment.

     Section 5.2. Form of Distribution. CHS shall pay the Participant or his Beneficiaries the vested portion of the Participant’s Account in one of the following methods elected by the Participant or the Participant’s Beneficiary in writing:

     (a) One lump sum payment; or

     (b) A series of annual payments made over a period of years not to exceed ten (10); or

     (c) One of the following annuity options:

     (1) Single life annuity (with level payments made for the annuitant’s lifetime that cease upon the annuitant’s death).

     (2) Joint life and one-half survivor annuity (with full level payments made as long as both the annuitant and joint annuitant are alive, and upon the death of either the annuitant or joint annuitant, fifty percent (50%) reduced, level payments to continue to the survivor for as long he or she is alive).

Any benefits payable under the Plan in the form of an annuity shall be payable from the assets of CHS. No annuity contract shall be required to be purchased or distributed to or on behalf of the Participant pursuant to this subsection (c).

     (d) A Participant must make an election in writing no later than six (6) months prior to the beginning of the Plan Year in which a distribution is to be made as to the form or commencement date of a benefit. If no such election is made as to the form, distribution shall be made in the form of a single lump sum payment unless the Board or Committee determines otherwise and so informs the Participant.

     Section 5.3. Death Benefit. Notwithstanding any provision in this Plan to the contrary, in the event of the death of a Participant prior to the payment of the entire amount credited to the Participant’s Account, any unpaid amounts shall be paid to the Participant’s Beneficiary as soon as practicable after the Participant’s death.

     Section 5.4. Disability. Notwithstanding any provision in this Plan to the contrary, in the event of the Total Disability of a Participant prior to the payment of the entire amount credited to the Participant’s Account, any unpaid amounts shall be paid to the Participant as soon as practicable after the Participant’s Total Disability.

     Section 5.5. Distribution for Taxes. Anything herein to the contrary notwithstanding, if, at any time, a court of competent jurisdiction or the Internal Revenue Service determines that an amount credited to a Participant’s Account is includable in the gross income of the Participant and subject to tax, CHS may, in its sole discretion, permit a lump sum distribution of an amount equal to the amount determined to be includable in the Participant’s gross income.

     Section 5.6. Change of Control. Notwithstanding any provision in this Plan to the contrary, in the event of a Change of Control of CHS, all Participants shall be paid the entire amounts credited to their Accounts as of that date in the form of single lump sum distributions on the January 1 of the calendar year following the calendar year in which occurs such Change of Control. Amounts not credited to any Participant’s Account as of the date on which the Change of Control occurs shall be forfeited.

ARTICLE VI
ADMINISTRATION OF THE PLAN

     Section 6.1. Interpretation. The Plan will be administered by the Administrator which will have the authority, duty and power to interpret and construe the provisions of the Plan as it deems appropriate, to resolve all factual and legal questions concerning the status and rights of a Participant and a Beneficiary, to determine whether a Participant or Beneficiary is entitled to any benefits that may be payable under the Plan. The Administrator will have the duty and responsibility of maintaining records, making the requisite calculations and dispersing the payments hereunder. The Administrator’s interpretations, determinations, regulations and calculations will be final and binding on all persons and parties concerned.

     Section 6.2. General Administration. The Administrator will be responsible for the general operation and administration of the Plan and for carrying out the provisions thereof. The Administrator will have the authority to establish and revise rules, procedures and regulations relating to the Plan and to make any other determinations which it believes necessary or advisable for the administration of the Plan. The Administrator will be responsible for the expenses incurred in the administration of the Plan. The Administrator will be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by the Administrator with respect to the Plan.

     Section 6.3. Committee. A Committee consisting of one (1) or more members appointed by the Board will act for CHS under the Plan, unless the Plan specifically indicates that the Board or other persons are to act for CHS with respect to a specified matter under the Plan. If such Board does not appoint anyone to the Committee or if all members resign or otherwise cease to be members of the Committee, such Board or any officer designated by the Board will act for CHS until it makes any appointments under this section.

     Section 6.4. Records. The records of the Plan will be maintained on the Plan Year.

ARTICLE VII
AMENDMENT OR TERMINATION

     Section 7.1. Amendment or Termination. CHS intends the Plan to be permanent but, subject to Section 5.6 of this Plan, reserves the right to amend or terminate the Plan at any time. Any such amendment or termination will be made pursuant to a resolution of CHS’ Board and will be effective as of the date provided in the resolution. An amendment will be stated in an instrument in writing signed in the name of CHS by a person authorized by the Board and all parties interested herein will be bound thereby.

     Section 7.2. Impact on Benefits. No amendment or termination of the Plan will directly or indirectly reduce any benefit described in Article IV of the Plan as of the effective date of such amendment or termination. Subject to Section 5.6 of this Plan, a Participant’s Account under the Plan will not be credited with additional amounts, other than amounts determined under subsection (c) of Section 4.2, after the termination of the Plan and will be determined under the appropriate provisions of the Plan as if the Participant did not accumulate any additional service after the effective date of such termination and did not have any increase in compensation after that date. Upon the termination of the Plan, distribution of benefits payable under the Plan will be made to each Participant or the Participant’s Beneficiary or surviving spouse in accordance with Article V of the Plan.

ARTICLE VIII
GENERAL PROVISIONS

     Section 8.1. Responsibility for Benefits and Expenses. CHS will pay benefits arising under the Plan and all costs, charges and expenses related thereto. CHS may anticipate its obligations under this Plan by establishing a trust or purchasing any insurance or other contract; provided, however, that such “funding” vehicle will not:

     (a) change the status of this Plan as an unfunded plan both for tax purposes and for purposes of Title I of ERISA; or

     (b) change the rights of a Participant or the Participant’s Beneficiary or surviving spouse under Section 8.3 of the Plan.

     Section 8.2. Inalienability. The benefits payable hereunder or the right to receive future benefits under the Plan may not be anticipated, alienated, sold, transferred, assigned, pledged, encumbered, or subjected to any charge or legal process; and no interest or right to receive a benefit may be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

     Section 8.3. Unsecured Claim. The right of a Participant or the Participant’s Beneficiary or surviving spouse to receive a distribution hereunder will be an unsecured claim against the general assets of CHS, and neither a Participant nor his or her Beneficiary or surviving spouse will have any rights in or against any amount credited to any Account under the Plan or any other assets of CHS. The Plan will at all times be considered entirely unfunded both for tax purposes and for purposes of Title I of ERISA.

     Section 8.4. Plan Administered According to Its Terms. No Participant, Beneficiary or surviving spouse will have any right to a benefit under the Plan except in accordance with the terms of the Plan. Establishment of the Plan will not be construed to give any Participant the right to be retained in the service of CHS. The sole rights of a Participant or his or her Beneficiary or surviving spouse under the Plan will be to have the Plan administered according to its terms, and to receive whatever benefits he or she may be entitled to hereunder.

     Section 8.5. Impact of Corporate Change. The Plan will not be automatically terminated by a transfer or sale of assets of CHS or by the merger or consolidation of CHS into or with any other corporate or other entity, but the Plan will be continued after such sale, merger or consolidation only if and to the extent that the transferee, purchaser or successor entity agrees to continue the Plan. In the event the Plan is not continued by the transferee, purchaser or successor entity, then the Plan will terminate subject to the provisions of Article VII and Section 5.6 of the Plan.

     Section 8.6. Governing Law. To the extent not pre-empted by the laws of the United States of America, the laws of the State of Minnesota shall be the controlling state law in all matters relating to this Plan.

     Section 8.7. Severability. If any provisions of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, but this Plan shall be construed and enforced as if the illegal and invalid provisions never had been included herein.

     Section 8.8. Taxes. CHS has the right to deduct from all payments made under the Plan to a Participant, the Participant’s Beneficiary or surviving spouse any federal, state, local or other taxes required by law to be withheld with respect to such payments.

     Executed this          day of                          , 2003.

CHS, Inc.

By:

Title:

SCHEDULE A

Annual Special SERP Contributions

Year	Age	SERP Contribution

2002	54
2003	55	$263,663
2004	56	$263,663
2005	57	$263,663
2006	58	$263,663
2007	59	$263,663
2008	60	$306,163
2009	61	$350,428
2010	62	$395,481

SCHEDULE B

Annual Maximum Performance-Based
Special SERP Contributions

Year	Age	SERP Contribution

2002	54
2003	55	$83,272
2004	56	$83,272
2005	57	$83,272
2006	58	$83,272
2007	59	$83,272
2008	60	$83,272
2009	61	$83,272
2010	62	$83,272